Exhibit 5.1

DLA Piper LLP (US) 401 Congress Avenue, Suite 2500 Austin, Texas 78701-3799 www.dlapiper.com

September 14, 2015

Paylocity Holding Corporation

3850 N. Wilke Road, Suite 100

Arlington Heights, Illinois 60004

Re:                             Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Paylocity Holding Corporation, a Delaware corporation (the “Company”), in connection with the proposed sale of those certain shares of the Company’s common stock, $0.001 par value per share (including shares issuable upon exercise of an option granted to the underwriters by the selling stockholders) (the “Shares”) held by the selling stockholders (the “Selling Stockholders”), as set forth in the Company’s registration statement on Form S-3 (as amended and supplemented from time to time, the “Registration Statement”) initially filed with the Securities and Exchange Commission on September 14, 2015, under the Securities Act of 1933, as amended (the “Act”). We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement to be entered into by and among the Company, the Selling Stockholders and the underwriters.

This opinion is being furnished in accordance with the registration requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

As the basis for the opinions hereinafter expressed, we have examined (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement, (b) the First Amended and Restated Certificate of Incorporation of the Company, (c) the Bylaws of the Company, (d) certain resolutions of the Board of Directors of the Company, and (e) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law, and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.

We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

On the basis of the foregoing, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable; provided, however, with respect to those Shares that will be issued upon the exercise of vested options prior to such sale, such Shares will be validly issued, fully paid and nonassessable upon the exercise and payment in compliance with the terms of the options pursuant to which such Shares are to be issued prior to the completion of this offering.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)